Exhibit 99.1

First Niagara Risk Management Expands Into Pennsylvania with
Acquisition of Pittsburgh’s RTI Insurance Services and Three Rivers Financial Services

— First Niagara continues to grow its insurance subsidiary’s reach to match the $21-billion, 255-branch bank’s footprint in Upstate New York and Pennsylvania —

PITTSBURGH – August 2, 2010 – RTI Insurance Services, Inc. and Three Rivers Financial Services, Inc., President and Chief Executive Officer, John A. Folino, announced that his Pennsylvania businesses has been acquired by First Niagara Financial Group, Inc.’s (Nasdaq: FNFG) insurance subsidiary, First Niagara Risk Management. RTI Insurance Services and Three Rivers Financial Services provide risk management, employee benefits consulting and investment services. The acquired businesses will adopt the First Niagara Risk Management brand, effective immediately.

First Niagara Risk Management is already one of the nation’s largest insurance agencies and is a wholly owned subsidiary of Buffalo, NY based First Niagara Bank. First Niagara Bank has 255 branches across New York and Pennsylvania with over 4,000 employees. The Bank has a regional market center office in Pittsburgh and 57 branches throughout Western Pennsylvania. Within the Commonwealth, the Bank has nearly 1,500 employees. First Niagara’s acquisition of Pittsburgh’s RTI Insurance Services and Three Rivers Financial Services marks its initial entry into Pennsylvania’s personal and business insurance market.

“We’ve become a top 50 U.S. broker and the ninth-largest bank-owned agency by pairing organic growth and the selective acquisition of outstanding insurance businesses run by successful entrepreneurs in markets where we do business,” First Niagara Risk Management Chief Executive Officer Joseph Teresi said. “The businesses that John Folino has built and will continue to lead are the perfect complement to our retail and commercial insurance and bank offerings in Western Pennsylvania.”

Folino, who founded the firms in 1991, will join First Niagara Risk Management as Regional Director of Insurance for Western Pennsylvania.

“This transaction provides RTI Insurance Services’ and Three Rivers Financial Services’ clients in Pennsylvania with the broad and deep resources of First Niagara, while ensuring that they continue to receive the direct and personal attention of the risk management professionals with whom they’ve built strong relationships over the years,” Folino explained. “At the same time, we look forward to lending our risk-management and employee benefits consulting expertise to First Niagara’s growing base of banking customers in the state.”

Terms of the acquisitions, which closed on July 30, were not disclosed. RTI Insurance Services of Florida is not being acquired by First Niagara.

With the RTI Insurance Services and Three Rivers Financial Services acquisitions in Pennsylvania, First Niagara Risk Management now has over 350 employees and more than 10 offices in two states. Its Upstate New York offices are in and around Buffalo, Rochester, Ithaca, Syracuse, Albany and Hudson. Its product line includes personal and commercial insurance, surety bonds, risk management, employee benefits and administration and life, disability and long-term care coverage.

First Niagara Risk Management’s $43.9 million in 2009 brokerage revenues generated by U.S.-based clients made it the nation’s 50th largest broker and the ninth-largest bank-owned insurance agency, according to Business Insurance magazine.

About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $21 billion in assets, 255 branches and $14 billion in deposits. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across New York and Pennsylvania. For more information, visit www.fnfg.com.

Contacts
Leslie G. Garrity	Public Relations and Corporate Communications
(716) 819-5921
leslie.garrity@fnfg.com